Exhibit 99.1
CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

CHICAGO BRIDGE & IRON COMPANY N.V.
2009 FIRST QUARTER EARNINGS CONFERENCE CALL
Tuesday, April 28, 2009
5:00 p.m., Eastern Standard Time
Moderator: Philip Asherman

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

OPERATOR:	My name is Stephanie, and I will be your OPERATOR today. At this time, I would like to welcome everyone to the CB&I 2009 First Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press Star, then the Number 1 on your telephone keypad. If you have already done so, please press the Pound sign now. Then press Star/1 again to ensure your question is registered. If you would like to withdraw your question, press the Pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable, but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any statement.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Good afternoon, and thank you for joining us.

With me today are Lasse Petterson, Chief Operating Officer; Dan McCarthy, president of Lummus Technology; and Ron Ballschmiede, CB&I’s Chief Financial Officer.

We will follow, essentially, the same format as preceding quarters, utilizing slides

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

to support our discussion of the company.

Today, I will discuss our view of the end markets and provide an update on how we see those markets developing this year.

Next, both Lasse and Dan will lead the discussion on the operations of the company, with Lasse focusing on CB&I Lummus and Steel Plate Structures.

Dan is going to take the opportunity to provide additional description on the important joint ventures included in our Lummus Technology sector, and Ron will provide the overview on the first quarter’s financial performance.

Then I will close the narrative portion of our presentation and open the call for your questions.

I would like to remind participants that this is the first quarter in which we are reporting as three distinct sectors rather than multiple geographic units. If you will note the green boxes on the left of the chart, the CB&I Lummus sector consolidates all of the energy process work around the world, consisting of downstream and upstream projects, including LNG regasification and liquefaction projects, and as the aggregate of all the CB&I EPC projects with the Lummus assets we acquired from ABB in 2007.

In the other box, the Steel Plate Structure business sector is the global consolidation of all of the CB&I legacy work for a variety of storage solutions we have provided owners for over 120 years in industries around the world and includes flat-bottom tanks, low-temperature cryogenic tanks, crude oil terminals, large tank farms, and any number of fuel storage tanks, elevated water tanks, nuclear containment vessels, as well as the specialty projects that require our unique knowledge of the design, fabrication, and erection of these structures.

The engineering for Steel Plate Structures is located primarily in Plainfield, Illinois, and two locations in the Middle East, with plate fabrication plants in North America and the Middle East.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

And on the right of the chart, our Lummus Technology sector was acquired from ABB and provides proprietary technologies for the processing of natural gas, petrochemicals, and conversion of crude oil to gasoline and diesel. Lummus Technology includes two joint ventures, one with Chevron and one with CR&L, a Shell subsidiary. Dan will highlight these two businesses in his discussion today.

Now, the characteristics of these sectors are also quite distinct. CB&I Lummus compares with others in our space, such as Jacobs, Fluor, Foster Wheeler, among others, and its business model includes a mix of fixed price as well as reimbursable contracts, joint ventures in both subcontract and direct-hire capability. It also contains the majority of our engineering content, deployed around the world, including The Hague, Czech Republic, London, Singapore and Cairo, as well as Houston, Beaumont, Tyler, and Dallas, Texas, and the U.S. modular fabrication capabilities.

This is a relationship-driven business which depends on maintaining a technical and execution capability to serve integrated and national oil companies around the world. It is globally diversified in terms of experience and resources and requires best-in-class safety performance, technical reliability, and project resources.

Now, the Steel Plate Structures business sector has many of the characteristics of a global supplier, as opposed to a pure contractor. This business is highly transactional and predominantly fixed price. What sets us apart is our reputation for reliable delivery, commitment to schedules, our fabrication and direct-hire capability in virtually any location and labor environment, and our global reach.

Lummus Technology is, of course, an industry leader in technology. It gives us early visibility into global energy investment and intersects with our engineering services for additional opportunity, which provides us many advantages in positioning for these end markets.

The commercial advantage for CB&I is an income stream at very high margin levels, from technology licensing, catalyst sales, and heater sales.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

Turning to our end markets, this chart illustrates a forward view of our prospective business which we use to assess the capital spending trends associated with global economic conditions. Compared to last quarter, the profile for our customers who are planning capital projects is still predominantly integrated oil companies and national oil companies who are funding projects primarily from their own balance sheets or joint ventures, and in the case of the national oil companies, they may be influenced more heavily by strategic national interest for continuing development of their projects.

Now, the geographic mix has not changed much from the last quarter and continues to be heavily dominated by new projects outside of the United States and our key end markets.

As you see from this side, the key variable for us is weighted more in timing of major awards, rather than funding. This is essentially the same view we had last quarter when we presented this information to you. To date, we have not had any cancellations in our current backlog. An encouraging sign is that the percentage of postponed prospects has only increased by 1 percent of the total, while prospects that we anticipate to proceed has increased in probability by 3 percent, and the yellow suspect part of the chart is for those prospects in which the inquiries is in early stage of development or may have longer than normal validity dates.

In terms of the commercial risk in our current backlog, we have seen a shift over the past two years in preferred contracting approach by owners moving away from fixed pricing to more hybrid or pure cost reimbursable projects. This preference change was driven primarily by a significant increase in risk premiums from contractors, combined with the unprecedented cost increase in the supply market, but in today’s environment, we are clearly seeing signs that the pendulum is again moving the market towards more fixed pricing, as each of the conditions I just mentioned has essentially reversed and the market has certainly become more competitive.

CB&I has a long history of executing lump-sum contracts, but we will still control

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

the mix of the composition of our backlog, and we will be making judgments on new business as it relates to our total risk profile and retaining a healthy balance of project type, value, and margin opportunity.

I will now turn it over to Lasse Petterson, who will give you an update on our current backlog in both our CB&I Lummus and Steel Plate Structure business sectors. Following Lasse will be a presentation by Dan McCarthy on specific key components of our technology business, and then Ron Ballschmiede will provide the financial overview.

Lasse?

LASSE PETTERSON:	Thank you, Phil.

Let me first speak to the CB&I Lummus sector, which Phil mentioned comprises CB&I’s EPC work. CB&I Lummus new award accounts for about 38 percent of the company’s first quarter total. That includes a project management contract for a refinery upgrade project in India, engineering work on polybutadiene unit in the Czech Republic, and numerous FEED and detailed engineering work for refinery projects worldwide.

We are currently tracking more than 450 different and potential projects valued at more than $60 billion in this sector.

Let me now take a moment to highlight a few of the CB&I Lummus projects currently in progress. Starting with the downstream projects, in North America, CB&I is working on several major refinery expansions.

In Alabama, we are nearing completion on the refinery upgrade for Hunt Oil, which is scheduled for completion by year end. CB&I’s scope has included engineering, procurement, and modular fabrication on a sulfur recovery and hydrogen complex.

We also are adding a sulfur recovery unit and a hydrogen plant in our Midwest refinery, and we have just completed a hydrogen plant for our Valero refinery in

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

Corpus Christi.

We are continuing our FEED work on the REFICAR refinery project in Cartagena, Colombia, under our reimbursable contracts. We are working closely with Ecopetrol, which is currently negotiating increased ownership in the project. We expect the EPC phase of the project to be fully released in the third quarter of this year.

The FCCU revamp project in Trinidad for Petrotrin is progressing well. Engineering is approximately three-quarters complete, and the field work is well underway.

Moving to the U.K., we are currently wrapping up the design work on the fourth platform for Nexen’s offshore Buzzard Platform in the North Sea. The modules are being fabricated, and our remaining scope is for follow-on engineering support.

In Angola, CB&I is building a 25 million cubic foot per day gas plant in Cabinda for Chevron, which is scheduled for commissioning and completion by year end.

In Kasakhstan, we have a 25 percent interest in a joint venture that is working on a comprehensive FEED contract for the Kashagan oil field developments. We now foresee growth in the original contract value, as the client is expanding the definition for the FEED.

And in Singapore, CB&I is working in collaboration with Toyo Engineering on Shell’s giant ethylene cracker complex, with a capacity of 800,000 tons per annum, which will be one of the world’s largest ethylene plants. The project is approximately 85 percent complete, with more than 10,000 employees working on site. I am pleased to note that the project has worked more than 22 million work hours without a lost-time incident, which is a significant safety achievement.

In Australia, we are working on a refinery expansion at the Yarwun refinery in Queensland for Rio Tinto Alcan. CB&I’s scope includes the engineering,

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

fabrication, pre-assembly, and installation of numerous tanks and associated mechanical equipment.

Now turning to our upstream projects, in the U.K. The South Hook LNG Project has reached some significant milestones, as it has received its first two cargos with gas, and after the initial cool-down has successfully delivered gas into the U.K. distribution system. The commissioning process has gone exceptionally well, and the owners are very pleased with the quality of the plant. Work continues on Phase II of the project as we complete the three additional 150,000 cubic meter storage tanks.

At the Isle of Grain LNG Project, Phase II is operating successfully, delivering as to the U.K. distribution system, and work continues on Phase III. Thirty four modules have been fabricated at off-site shops and are being shipped to the project this summer. The Grain Phase III project is scheduled for completion in the third quarter of 2010.

In South America, the Peru LNG Project is on track. The engineering and procurement is essentially complete, and the construction is progressing well. The jetty construction work has been completed, and the pipe fabrication is nearly finished. I recently visited the project, and one of the first things you notice is the high labor productivity at the site, and the work force is at its near peak, with more than 4,000 workers at site.

At the Quintero LNG Project in Chile, the engineering and procurement are essentially complete, and the construction is progressing well. The project is on track for its first gas delivery by mid-year under our very aggressive schedule. To expedite natural gas imports to Chile, the project was designed so that the terminal could be operational importing and delivering gas prior to the completion of the two main 150,000 cubic meter LNG storage tanks, which will be finished in 2010.

In the U.S., construction progress is ahead of schedule at the expansion of Southern’s LNG Elba Island LNG import terminal in Georgia. The project’s scope

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

includes adding LNG storage, compression and vaporization, and expanding the ship unloading facility.

In the quarter, we successfully air raised the roof of the 200,000 cubic meter LNG tank, which is the largest ever raised in the U.S. The Elba project is scheduled for completion for the second quarter of 2010.

On the Golden Pass LNG Project, the client has announced that following assessment of Hurricane Ike damages and necessary repairs, start-up is expected in mid 2010. CB&I continues work there on a reimbursable basis.

Now turning to our Steel Plate Structures business, this sector, as Phil referenced, includes CB&I’s legacy tank business. New awards for this sector accounted for 52 percent of CB&I’s total new awards for the quarter. This includes a new petroleum gas terminal in Ecuador valued at approximately $50 million.

Interestingly, more than $150 million of the sector’s new awards this quarter come from projects $5 million or less, which gives this sector a good basis of reoccurring work.

I am very encouraged to see that the steel plate structures market is promising, and we are tracking more than 1,900 projects with an aggregate value exceeding $35 billion.

Let me take a moment now to walk you through the Steel Plate Structures backlog. In the U.S., nuclear power work continues to be an increasingly important component of our business. We were awarded more than $300 million in contracts in 2008 to provide four containment vessels for two nuclear power projects in the U.S. The diesel engineering is underway, and fabrication is scheduled to begin in Japan in September.

In Canada, we are working on a 75 million standard cubic foot peak shaving LNG facility in British Columbia, which is scheduled for completion in 2011.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

Central America, CB&I is building the storage tanks for the Trans-Panama Pipeline Expansion Project. The tanks are being built for petro terminal to Panama on two sites, one on the Pacific Coast and one on the Atlantic Coast. Completion is scheduled for first quarter 2010.

As I referenced previously, in March we were awarded a new contract in Ecuador for the storage facility for an LPG marine terminal on the coast, west of Guayaquil. Work on the project is underway with completion scheduled next year.

In the Middle East, our work is comprised primarily of crude oil terminal work. Shell’s Pearl GTL Project in Qatar is more than 60 percent complete. CB&I’s scope of work includes engineering and construction of 38 separate tanks. All modules, they are expected to ship to the site by the end of second quarter, and CB&I has currently 15 tank jobs underway in Saudi Arabia, Qatar, and the UAE.

In China, field work on the two additional LNG tanks for the Fujian terminal is underway. CB&I completed the initial phase of the project in 2008, and then we were contracted by the client in December to construct the two additional tanks.

In Australia, work is progressing well on the Pluto LNG Project. Work includes construction of the 220,000 cubic meter LNG tanks and three condensate tanks. We were recently awarded additional tank work, as the project scope was expanded.

With ongoing work on more than 600 projects worldwide, it would be impossible to cover them all, but this provides an overview of a diverse backlog and capabilities.

PHIL ASHERMAN:	Thank you, Lasse.

I will turn it over to Dan for Lummus Technology.

DAN MCCARTHY:	Thank you.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

Lummus Technology supplies licenses for process technology, basic engineering designs, proprietary catalysts, specialized equipment, and after-market technical support. We serve the natural gas processing, oil refining, and petrochemical market sectors. We also provide heat transfer equipment for ethylene, hydrogen, delayed coking, and styrene processing.

In the first quarter, Lummus Technology new awards totaled more than $60 million, including a polypropylene plant, an ethylene revamp, and various catalysts and technical service sales. These figures do not include the activities of the joint ventures, which are only recognized through equity earnings in our financial statements.

Phil has asked me to provide detail on these two 50/50 joint ventures. So let me take just a minute to describe them and provide some granularity on the equity income line.

CDTECH is a partnership between Lummus Technology and Chemical Research and Licensing, which is a Shell Oil entity reporting through CRI International and Shell Global Solutions. R&D and catalyst assembly is done at our site in Pasadena, Texas, and the sales and engineering is done in various Lummus Technology offices but primarily Houston.

The foundation of the business is a technology called “catalytic distillation,” where reaction and separation take place simultaneously. Combining two steps in one piece of equipment provides the anticipated capital savings and some less obvious operational benefits. CDTECH has over 25 catalytic distillation applications.

In refining, it typically focuses on gasoline technologies, such as desulfurization, hydrogenation, alkylation, and ethers. On the petrochemical side, it is known for aromatic alkylation and isomerization.

The other joint venture is Chevron Lummus Global, which is a partnership between us and Chevron that focuses on hydroprocessing technologies. R&D is

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

carried out at Chevron’s Richmond, California, labs. This business, which is often called “CLG,” is based on a strong portfolio, proprietary catalysts that are sourced from a variety of custom catalyst manufacturers. Licensing, engineering, and technical service activities are jointly managed.

CLG’s main technologies are hydrocracking, resid processing, and lube oils. The hydrocracking process cracks and desulfurizes heavy refinery streams, including fuel oils, and is a key technology for the production of high-quality diesel fuel. In many parts of the world, new vehicles are being designed to utilize diesel fuel. So this has generated a significant hydrocracking business for us.

Resid processing desulfurizes and can even crack heavier streams. Its economic benefit to refiners is that it permits processing of heavier crudes, thereby reducing feedstock costs. Additionally, it can be used to upgrade oilsands into a synthetic crude for further processing in conventional refineries.

Our lube oil technology makes high-grade base oils. Today’s motors and machines require higher quality lubricants which are made by Chevron Lummus Global’s Isodewax technology, a recognized market leader.

These joint ventures are not consolidated into the Lummus Technology financials. However, to provide some context, the combined revenue of these joint ventures in 2008 was approximately 60 percent of Lummus Technology’s reported revenue. Financial details on the CLG joint venture are available in an 8-K filed in April.

Catalyst sales are a very significant part of our business. So I would like to also take a moment to elaborate further on catalysts.

Most of our technology offerings, with a notable exception of ethylene and delayed coking, generate ratable ongoing earnings by catalyst sales. These catalysts have proprietary formulations protected by patents and/or trade secrets. Depending on the technology, catalysts may be continuously consumed or replaced on a predictable cycle, usually ranging from one to five years.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

Therefore, catalyst sales are a growth engine for a technology business. The revenue opportunity is proportional to the total installed capacity. So, even if one predicts that the number of new project licenses per year is consistent, the install base is typically growing significantly, resulting in revenue growth.

While we do not break out catalyst sales in our reporting, I can say that revenues and gross profit in the first quarter of 2009 greatly exceeded first quarter 2008.

PHIL ASHERMAN:	Thank you, Dan.

Now I will turn it over to Ron Ballschmiede, who will provide the financial overview.

Ron?

RON BALLSCHMIEDE:	Thanks, Phil. Good morning — good afternoon, everyone. With that overview of our major markets and project activity, let me take you through the strong financial performance for the quarter.

Revenues for the quarter of $1.3 billion were down $143 million over the first quarter of 2008. The decline in first quarter revenues was consistent with our expectations and consistent with our previously discussed 2009 full-year revenue guidance range of $4.4 to $4.8 billion. I will come back and discuss changes in our revenue by reporting segment in a moment.

Income from operations was $80 million or 6.2 percent of revenues for the quarter, compared to $62 million and 4.3 percent in the first quarter of 2008. There are several factors which contributed to this improvement.

First, our gross profit increased by $18 million to $144 million, representing 11 percent — 11.1 percent of revenues, compared to 8.8 percent of revenues in 2008. Approximately half of the 2.3 percent gross margin improvement reflects the negative 2008 impact of the $19-million charge for our North American LNG terminal. No such comparable charge was taken and was necessary in 2009.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

The balance of the margin improvement, some 1.2 percent of revenues, reflects the positive performance of the remainder of our backlog across the globe.

Selling and administrative expenses remain well controlled, down 7 percent for the comparable quarter, to $59 million.

Also, the first quarter does experience higher stock-based compensation expense because of certain technical accounting requirements. The first quarter stock-based compensation expense totaled approximately $13 million or 9 cents a share, compared to about $4 million or 3 cents a share in each of the remaining quarters.

Finally, income from operations was negatively impacted by approximately $6 million of our cost reduction activities, primarily severance cost, which are included in other operating expense.

Our income tax rate for the quarter was 33.5 percent, reflecting a change in our expected geographic mix of income for 2009.

The summation of all that results in a first quarter 2009 earnings per share of 51 cents, compared to 43 cents in 2008.

As described earlier, our new awards for the quarter totaled $611 million, spread nicely across each of our business sectors and geography. Consistent with our year-end comments, our individual new awards, $140 million, which totaled over $2.5 billion in 2008, are recurring at the same pace in 2009.

We continue to work on a variety of larger new award opportunities. All remain viable and are primarily scheduled to be awarded in the back half of the year.

Our new awards in the first quarter of 2008 were $943 million and included two major project awards. Lummus Technology received its largest-ever new award of $140 million for cracking heaters for a Middle East petrochemical complex, and we received a $130 million tank project for a Australia Lumina refinery.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

Our backlog totaled $4.9 billion at the end of the first quarter, compared to $5.7 billion at the end of the year. With several of our large new award opportunities in the back part of 2009, the first quarter decline in backlog was consistent with our expectations.

While we have had no significant projects canceled out of our backlog, the strengthening of the U.S. dollar against other currencies such as the euro, the pound, and the Canadian and Australian dollars reduced our backlog value by approximately $100 million for the quarter. While the income effect of this currency movement is minimal going forward, the currency impact is an important metric to understand our backlog movements period-to-period.

As we announced in January, we revised our management structure and aligned our internal and public reporting based upon these three distinct business sectors, rather than our historical practice of managing and reporting our EPC business on geographic regions.

Phil and Lasse discussed each of our business sector characteristics earlier. The business sector breakdown for the first quarter of 2009 and 2008 was included in today’s earnings release. To provide you a historical perspective, we will be including similar business sector for each quarter of 2008 in our first quarter 10-Q, which we filed this evening.

Now let me take you through business sector first quarter results. Steel Plate Structures reported revenue of $420 million, reflecting a solid backlog in the performance discussed earlier. Major changes in revenue for the period reflects approximately $50 less revenue from the completion of a large Australian project in 2008, partially offset by higher revenues in the Middle East.

Steel Plate Structure operating income totaled $28.4 million in 2009 to $49.8 in 2008. The lower 2009 results reflect several specific items, in addition to the lower volume, and normal variations in the profitability and mix of our projects.

First, our bid or pre-contract cost in the quarter were up significantly, compared to

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

2008. This increase reflects a record dollar volume of proposal activity around the world. We continue to expect clients to award several of these large projects later in 2009 and beyond.

Also, as we indicated in our last call, we are consolidating fabrication facilities in the U.S. and about half of the $6-million charge I described earlier related to these Steel Plate Structure actions.

CB&I Lummus revenues totaled $795 million in 2009, down just under $100 million from $891 million in 2008. Again, consistent with our expectations, there are a couple items driving this change. Revenue from our large LNG terminal projects, primarily South Hook and Golden Pass, declined approximately $200 million between periods. Offsetting about half of this decline was stronger global refinery-related engineering service venues over the 2008 levels. Operating income totaled $34.4 million in the first quarter of 2009, an improvement of over $44 million from 2008.

As I described earlier, the 2008 quarter included a $19.1 million charge on our North American LNG Terminal Project. The balance of the improvement of over $25 million came across our strong backlog around the world.

As Lasse mentioned, the South Hook Project received its first LNG cargo in late March and delivered gas to the U.K. distribution system in April. We did experience increased costs in the first quarter of 2009 and recorded an additional project loss of just over $20 million. On a comparable basis, the first quarter of 2008 had a similar charge.

Going forward with the plans in operation and the limited scope of the balance of our work remaining, the risk of material additional cost increases in the future is significantly reduced.

Finally, our Lummus Technology business had a solid quarter. Revenues were negatively impacted by fewer licensing contract revenues. However, operating income effect of the lowering revenues was partially offset by the stronger

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

catalyst-related income, which Dan described.

Now a few comments on our financial strength. We ended the quarter with a cash balance of $92 million or $30 million net of our revolver balance, compared with a cash balance of $88 million at the end of the year.

As we expected and discussed during our last call, our negative contract capital unwound $120 million in the capital — in the quarter — sorry — primarily as a result of spending necessary to reach the previously discussed important milestones on our South Hook Project. Our strong quarter, first quarter EBITDA of over $100 million funded the majority of this nonrecurring cash outflow.

In light of the global financial and economic market turmoil, we thought it appropriate to resummarize our borrowing arrangements that are included here on this slide. In summary, our bank lines remain in place with the necessary flexibility and availability to weather the uncertainty of the global marketplace.

Phil?

PHIL ASHERMAN:	Thank you, Ron. We will now open the call for your questions.

OPERATOR:	At this time, I would like to remind everyone in order to ask a question, please press Star, then the Number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

[Pause.]

OPERATOR:	Your first question comes from the line of Andy Kaplowitz with Barclays Capital.

PHIL ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	How are you doing? Good evening, guys.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Good evening.

ANDY KAPLOWITZ:	You gave a nice analysis of the overall end markets, but, you know, Phil, could you talk about regionally where you see strength and, you know, regionally where you see weakness?

I imagine, you know, the Middle East still seems relatively strong for you in storage tanks but maybe a little bit more color around, you know, what the bidding activity is like regionally?

PHIL ASHERMAN:	Sure. Well, again, if you take it by the sectors which we have just discussed, I think, certainly, the Middle East looks extremely promising for us from primarily Steel Plate Structure activities, as we see the continuing development of some very large tank farm associated with refinery expansions, as well as crude oil terminal opportunities.

It is also very strong in South America and, to a lesser degree, in the U.S. markets. From an energy process, CB&I Lummus-type work, which again is the EPC component of our business, the weakening market, of course, as we have discussed earlier, is the refining market in the U.S., which we think is going to be challenging, certainly through the remainder of this year and probably through a portion of next year.

But we do see some additional development certainly in the Middle East, as those packages that we would have some interest in from a process standpoint are being developed, again, in relationship to large expansions there that we are considering. So the Middle East, I would agree is strong.

We certainly had additional opportunity in Asia Pacific area, primarily in Australia, for a variety of projects, as well as in the rest of Southeast Asia, very opportunistic but very interesting.

And then, certainly, the offshore work, the pipeline work relative to the Nexen Buzzard field that Lasse mentioned expanding, as well as the Kazakhstan field is

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

expanding in terms of engineering and procurement opportunities.

That’s how we see it going forward.

ANDY KAPLOWITZ:	Phil, has there been a steady ebb and flow, or have things picked up at all as the quarter has gone on and you’ve gone into April, you know, or vice — you know, have things gone down anywhere? I mean, what’s the tone been like?

PHIL ASHERMAN:	You know, there’s a couple key variables that we’ve discussed, Andy, and we talked about it first quarter.

First of all, it’s just really engaging the continuing run rate and the flow of the smaller projects from quarter to quarter, which is essentially the underpinning of our plan going forward. We have been pleased to see that that flow of new work and new inquiries has resulted in a pretty steady pace of projects that you won’t normally see.

I think the mix of projects in terms of size was probably something like a hundred — over 150 new awards this quarter, and that’s typical of that flow that you see from year to year.

What makes this year different and what we talked about in the first quarter year’s end [conference call] than other years is the swing factor on those plans is essentially in the one or two very large projects that we have experienced over the last three to five years, and in setting our guidance for this year, we really had to consider the lack of predictability, at least seen at the beginning of the year, for the timing of those new awards.

Now, as the year progresses, as I mentioned, we are increasingly encouraged by the development of that, but I think there’s still caution that needs to be expressed regarding just the absolute timing of when those would go into backlog. And again, I’ll tell you we have not had any cancellations of major projects in our backlog, and again, we have got probably growing confidence as the year continues, mainly because we see a continuing flow of the smaller work in the

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

mix of opportunities we see that aren’t large projects but a lot of smaller opportunities and some very interesting Steel Plate Structure business, as well as our technology business still providing a steady stream of good income.

ANDY KAPLOWITZ:	And I assume you’re maintaining your new award guidance and your EPS guidance for the year. Correct?

PHIL ASHERMAN:	We are. We have talked about this. We envision that it is going to be at least midpoint of this year before we will be able to really look out with some confidence and see how we see the year concluding, again, the key variable being the timing of some major new awards that are currently under development.

ANDY KAPLOWITZ:	And when you look at your bookings in 1Q, the contract terms for those bookings, any big changes compared to, let’s say, you know, a couple quarters ago or last year at this time?

PHIL ASHERMAN:	No. I think, Andy, the one thing that we’re pleased about this quarter, it’s pretty much right on what we expected. In our business, as you know, that’s something, and so, you know, until we again see the progress and development of these major, major projects, again, we’re encouraged and more confident as the quarters continue of the flow of capital spend out there and the end markets in which we are positioned.

ANDY KAPLOWITZ:	But you’re not experiencing any unusual pricing pressure? I mean, you know, the markets are more competitive these days.

PHIL ASHERMAN:	Well, I would say that we anticipate that to be true. I mean, certainly, as the supply market is getting more competitive, the bid lists are getting longer, and certainly, that is going to have an impact on both margins and — but we’ve been experiencing very high win ratios. We haven’t really experienced to date any significant erosion in as-sold margins. So we will have to see.

As I said last quarter, you could only anticipate that the conditions in the market

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

have changed, and that would drive increased competitiveness. So we would anticipate that and are looking at that, but so far we haven’t seen any major shifts in that situation.

Going forward, I don’t anticipate that that will continue to shift as far as increased competitiveness.

ANDY KAPLOWITZ:	One more quick question for Ron, if I could. Ron, you mentioned the cash outflow from South Hook. Can you give us what incremental cash has to go into the South Hook project going forward? And you had given guidance of, you know, down $100 million for the year in free cash. Is that still good?

RON BALLSCHMIEDE:	Yeah. I think the latter question is an easier one. Yes, we are tracking at or a little bit better than our original expectations on the cash flow side, and from the South Hook side, you know, that facility was ready for gas at early February. So we waited a while. We did it, but we did it in the quarter. So there’s not a lot of spend left for the balance of the year, and it’s pretty much spread out for each of the last three quarters.

ANDY KAPLOWITZ:	Great. Thank you very much.

OPERATOR:	Your next question comes from the line of Michael Dudas with Jefferies.

PHIL ASHERMAN:	Hello, Mike.

MICHAEL DUDAS:	Good evening, gentlemen.

Phil, your comments about the shift in the market from the reimbursable to lump-sum, I assume, is that going to — does that provide you a competitive advantage, especially on the steel plate structure and some of the lump-sum EPC opportunities that Lasse is looking to bid opinion, and does that give you a bit more confidence that you make it a better win ratio or better opportunities than maybe some of the competitors out there?

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Yeah. The confidence around just lump-sum turnkey, obviously we’ve got a lot of experience, as you know, Mike. We don’t see any shift in the fixed price preference for steel plate structures anywhere in the world, and clearly, I think we have a clear competitive advantage, especially on the larger tank farms and crude oil terminals and low-temp tanks in that market.

The EPC, the CB&I Lummus work, is more of a mix, where you might experience some fixed pricing in the engineering and procurement, as well as reimbursable for FEED-type work, but the point I wanted to make is although the market maybe has seen a shift in that preference, we are still going to take firm control in terms of our mix and our selectivity to make sure that we make good decisions relative to the overall balance of that mix and retain a healthy balance of risk and margin opportunity because, still, you know, in the right opportunity, obviously that is a premium opportunity for us, and we are not going to ignore that and also take advantage perhaps of some of the pricing in the supply market, in that scenario. So it is going to be a mix. But you go from that a few years ago of 99 percent or 90 percent of LSTK work to what we have right now, we think that’s a much healthier mix for our company and for our shareholders.

MICHAEL DUDAS:	Phil, as you are looking at the Lummus — CB&I Lummus business, as I’m getting used to the new terminology, are you looking to — how much engineering hours are you selling just into the market, the engineering talent and the billable hours on a cost-plus basis? Is that going to be a big shift or driver into — in that EPC world? Because, you know, I think, historically, you guys have been much more internal in your engineering talent and pushing through the hours. Is that something that may provide a better opportunity to get better utilization rate to your offices and —

PHIL ASHERMAN:	We are experiencing very high utilization rates in virtually all of our offices. We have had some consolidation opportunities in engineering. We’ve also been able to reduce a lot of our agency content around the world, and again, that’s all a positive as far as the mix, but London, for example, is predominantly reimbursable engineering, as is most of the European locations.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

We still can do that, and also, we are doing more FEED contracts and that type of work in engineering. So we are still experiencing a very high utilization, and that is a variable cost factor in our business model, depending on how we see the work flow.

The additional work at Kazakhstan and the Nexen Buzzard field is a number of other smaller jobs that we haven’t talked about that are in a variety of places around the world.

So the engineering, though, is less location-dependent and more upon talent and where that talent resides. We can shift that work around more easily than we could in the past.

The Steel Plate Structure engineering, of course, we have focused on our traditional engineering resources out of Plainfield, Illinois, that you’re very familiar with, as well as some of the lower cost engineering design capabilities we have in Dubai and Ajman, and those are the two focal points for engineering for that business.

And of course, Lummus Technology is located around the world, headquartered out of Bloomfield, New Jersey, and then has representation in various parts of the world for their technology.

MICHAEL DUDAS:	Right off the Garden State Parkway. I drive by it often.

PHIL ASHERMAN:	Right by the Giants Stadium. So you are welcome to stop by anytime.

MICHAEL DUDAS:	I certainly will. Thank you.

One final thought relative to the Lummus Technology, does that insight in technology, sales, and licensing get fed up to the sales and marketing aspect of the Lummus EPC for potential EPC projects? Is that something that has been done by Lummus in the past, or is it something that you might leverage going on into the future?

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Yeah. I will let Dan expand on this comment, but, yes, there is a distinct different. You know, when we bought the asset, we took the position of looking at Lummus Technology as a business based on its own merits and opportunity and how it fit into our company.

Clearly, there’s points of intersection that I mentioned where we’ve got opportunity that extends beyond the licensing and the basic design in some locations of the world, but it is not an automatic conversion. In other words, we don’t assume the EPC because we are doing the technology or vice versa. So we are looking at all the projects on the basis, but, really, the opportunity for us and our sales — and our organizations are vertically integrated. So Lasse has the sales, and Dan has the sales, and they intersect certainly at the management level. But it has given us a lot more visibility at a higher level in terms of just where the spending is going and all the areas that Dan serves.

PHIL ASHERMAN:	Dan, do you have a comment on that?

DAN MCCARTHY:	Yes. I think you covered it very well. Just to reemphasize, indeed, I think we see the projects earlier, and we have access often to different parts of organizations that an EPC group may not have, and we do get together, technology sales and EPC sales, on a regular basis and review opportunities, because we could help each other out both ways, and what we look for is the intersection of where we have the technology experience, where we know the market or the country where it has to be done. We have a relationship with the customer, and the risk profile is correct, and then we go after that, and we typically, you know, go in a joint program.

MICHAEL DUDAS:	Thank you, gentlemen.

PHIL ASHERMAN:	All right, Mike. Thanks.

OPERATOR:	Your next question comes from the line of Graham Madison with Lazard Capital.

GRAHAM MATTISON:	Good afternoon, guys.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Just given your comments on the increased levels of competition out there, do you still see the appropriate gross margin range for you guys going forward? Is that sort of 10.5 to 12-percent range?

PHIL ASHERMAN:	Yeah, we do see that. Again, though, the competition as I said, the bid lists are getting longer. I think what we saw and we talked about last quarter is what we are seeing. There are a lot of companies out there which took advantage of the demand over the last several years and have grown very, very competent companies. So it is not necessarily a change in the U.S. market, but, certainly, those companies in Europe, some in Asia have grown in strength and capability.

Also, you see some Japanese competitors that have been very focused on some large Middle Eastern work, that I anticipate as that work concludes this year and early into next, you will see more competition from the Japanese going forward in the key markets around the world.

GRAHAM MATTISON:	All right, great. Then just to follow up, you mentioned the $20 million with South Hook. Was that a charge taken in the quarter? Could you give a little bit more color on that?

PHIL ASHERMAN:	Yeah. It was a charge taken in the quarter. We continue to decrease staff there relative to the work. The plant is in operation. It does create some additional challenges in terms of how we schedule the work fronts, because of the plant operations. It is not anything unusual in terms of how the plant — how a plant like that is getting commissioned, but the important thing is, you know, we’ve had two ships come in and two ships leave, all empty. We are sending out gas to the grid. We’ve got a very delighted customer in terms of performance of the plant, and we expect that, again, to incrementally be less of an impact on our numbers going forward.

GRAHAM MATTISON:	All right. Then just looking at the guidance, there was this charge and then the restructuring charges. Were those included in your guidance when you gave that

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

at the end of last quarter?

PHIL ASHERMAN:	We anticipated both of those eventualities in our guidance.

GRAHAM MATTISON:	All right. Perfect. Great. I will jump back in queue. Thank you.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Hey, good morning — good evening. Sorry.

PHIL ASHERMAN:	Good evening.

JAMIE COOK:	Long day.

PHIL ASHERMAN:	I understand.

JAMIE COOK:	Just a follow-up question. One of your competitors today, you know, reduced their guidance, and they talked about — you know, they implied a more significant slowdown and sort of the burn rate on top of pricing which you sort of already addressed. I am wondering if you are seeing any material change in your burn rate.

And then my follow-up question, can you just remind us on the construction front where we are as a percent in terms of Peru and Chile? And then you mentioned a progressive schedule completion in Chile. Is that sort of in line with your expectations? You mentioned productivity was very good in Peru. I am just wondering how it is in Chile.

PHIL ASHERMAN:	Okay. I am quickly jotting down all those sub-questions, but remind me if I miss something.

JAMIE COOK:	Sure.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

PHIL ASHERMAN:	General market in terms of burn, I think you clearly detected when Lasse was going through his commentary on backlog, the anticipated completion dates of some of these major projects. Certainly, that is what we anticipated when we looked at our guidance and our discussion at the beginning of the year, and that’s why we related some caution relative to our ability to book some very large projects on the back end of the year based on timing as having a major influence just on that burn rate because certainly we see — when you look at Peru, for example, and you asked about the schedule, we are well over half of completion. We are tracking towards next year to get started up, started up in that plant. Everything is on track, but, again, you know, that we’re getting towards on the other side of that curve in terms of burn rate, and again, the productivity, as you mentioned, is probably the best we’ve seen anywhere in the world in terms of craft labor and as well as the quality, and also not unimportant is the very low labor rates that we experienced in Peru.

In Chile, we’re also seeing a very high productivity. It’s a site that’s much more compressed. We are tracking on — we have always had a very aggressive schedule on that to meet the owner’s needs, and certainly, we feel pretty confident in hitting the mark on that, and that has been a great job, but, again, that’s looking at midpoint of this year, third quarter or so, to have that wrapped up. So, you know, you see some of that work getting towards the other side of that curve.

So the good news is we have seen a good flow of a traditional mix of smaller projects which certainly underpins the rest of it. What we want to see towards the back end of the year are some of these projects that are still on the table, but, again, until we see that we have a clear view of when they are actually going to be awarded and how that is going to influence the rest of the year in going into 2010, we are still a little cautious until we get towards the middle of the year.

We are confident because, again, they’re still — and we see even more activity on some of those projects. So we’re pretty confident about that, but, again, it’s just pinpointing the timing relative to 2009.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

JAMIE COOK:	All righty. Thank you. I will get back in queue.

PHIL ASHERMAN:	All right. Thanks, Jamie.

OPERATOR:	Your next question comes from the line of John Rogers with D.A. Davidson.

JOHN ROGERS:	Hi. Good afternoon.

PHIL ASHERMAN:	Hi, John.

JOHN ROGERS:	I guess for Phil or Ron, some of these larger projects that you are pursuing and hopefully will book in the second half of the year, are the cash flow characteristics of these similar to the large projects we have seen over the past couple of years, in other words, or do you expect to get large deposits up front and —

PHIL ASHERMAN:	Yeah. On the steel plate and lump-sum projects and some of the very large ones, there’s a couple of good, good aspects of those.

One, from LNG, for example, on some of the liquefaction, they will contract on the tanks well in advance of the work on the actual train. We are well positioned for those type of projects.

In the Middle East, the same applies on some of the very large tank farms and terminals where they will contract that work, again, in advance of development of the rest of the refinery. So that tank work has given us some real advantages, and typically, in that work, as we have experienced in our history, there will be some negotiated advanced payment, which allows us obviously to work on the owner’s capital going forward. So we anticipate that should those major projects get awarded, that would be the case.

Then we’ve got other projects, such as the REFICAR project, which is a huge refinery expansion we have talked about in South America that we anticipate, as Lasse said, third quarter — that’s on a reimbursable basis. So that will be an extension of the owner’s organization, not unlike the service contract — content

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

contract we have for Shell, for example, on that huge ethylene complex in Singapore.

We have good terms. We have good payment terms. So we are not behind, but, again, it won’t give us that large down payments. But the combination of the two, I think is, again, increasing confidence in terms of maintaining good cash flows.

JOHN ROGERS:	Okay. That’s helpful. Thank you.

PHIL ASHERMAN:	All right, John.

OPERATOR:	Your next question comes from the line of Joe Gibney with Capital One Southcoast.

JOE GIBNEY:	Thanks. Good afternoon, guys.

PHIL ASHERMAN:	Hello, Joe.

JOE GIBNEY:	Glad you didn’t float away after all that rain last night.

PHIL ASHERMAN:	Well, there was a lot of rain and today as well.

JOE GIBNEY:	Phil, just curious, we didn’t talk much on Canada. I am curious, general thoughts on the oilsands now and general status there, Petro-Canada and Suncor merger. Obviously, a broader push to the right remains intact, but anything new there?

PHIL ASHERMAN:	Not essentially for us. I mean, our business has been traditionally on the tanks and vessels side of that work, as we talked about last quarter. Before we talked about year end and new awards, we saw the slowdown of what was anticipated, additional scope and opportunity, particularly on the Suncor work, and obviously, that has not happened, nor was it baked into our guidance to happen.

So, again, it seems like $70 has become the new $30 in terms of oil pricing and development. I don’t know. I mean, the operating margins obviously

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

on those projects are very high. You know the economics probably better than I do for the producers up there.

But in terms of what we have seen for 2009, we have not anticipated any major change in that situation. We would like to see it, but we have not seen it yet.

Again, our opportunity in Canada, we have got fabrication and good capability up there. We do have a major owner which is talking about some additional work up there, which, again, falls in that category of major projects, hope to be awarded by the end of the year, but, again, it’s a little premature to put any more color on it than that.

And then we’ve got the ongoing work for the peak shaver in British Columbia. So Canada became, this year, a smaller component of our overall backlog, but, certainly, the opportunity for future work still remains, I think ultimately pretty strong.

JOE GIBNEY:	Okay. That’s helpful. Appreciate it.

Lasse — and I apologize if I missed this and you touched it on the call — just a status of the incremental phases of work left on South Hook and Isle of Grain. I think you mentioned Isle of Grain Phase II wrapping up the third quarter 2010. I missed the earlier portion of the final remaining tank work on Phase II, I think you indicated on South Hook. Was there an indication of when that wraps up?

PHIL ASHERMAN:	Yeah. In case you missed it — this is Phil again, Joe.

JOE GIBNEY:	Sure.

PHIL ASHERMAN:	We expect to be off that job this year entirely.

JOE GIBNEY:	Okay. Off entirely. Okay. Any material ramp in direct labor on site in order to get that done?

PHIL ASHERMAN:	Only down.

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

JOE GIBNEY:	Only down.

PHIL ASHERMAN:	Only down.

JOE GIBNEY:	Okay. And last one, Ron, I’m just curious, CapEx spend, it looks like it’s running as tracked, as you indicated, out of the quarter in 4Q. Still in that kind of 70-million ball park spent for the year, is that reasonable?

RON BALLSCHMIEDE:	Yeah. I think the low end of our guidance is 60, and our high end is 75, and we are going to track somewhere in that range.

JOE GIBNEY:	Okay.

RON BALLSCHMIEDE:	Absolutely.

JOE GIBNEY:	Appreciate it. Thanks. Good quarter.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Barry Bannister with Stiefel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hello.

When I look at your first quarter in the last couple of years, your operating cash flow was substantially higher. In this quarter, it was sharply negative. You had to borrow the difference. That’s a little bit unusual in a departure. Could you give us a quarter-by-quarter outlook in terms of where the operating cash and the free cash would go as we go through the year?

RON BALLSCHMIEDE:	Sure. I think rather than do it quarter by quarter, because I think it’s beyond what we usually go through, we are tracking what we indicated. The first quarter would generally be the most challenging quarter for cash. That’s a lot of reasons for

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

that. Tax expenses or tax payments are the largest in the first quarter. Typically, you are funding your 401(k) and savings plans, et cetera, in that quarter. So it is not unusual for us to be — to have the worst cash flow in the first quarter.

For this year, that is also the funding of the — getting to the milestones, the good milestones that we’ve done at South Hook. That by itself was probably half of our working capital, our diminished contract capital of $120 million.

The balance of the year, we are tracking right on top of our full-year guidance, which is free cash flow of somewhere between zero and negative $100 million, reflecting that EBITDA, depending on where you are in our range, of somewhere between $300 and $400 million, and funding, some unwinding of contract capital. That contract capital should march right along with our backlog. If you have tracked something, it’s our backlog that drives that number as opposed to any other metrics.

BARRY BANNISTER:	And when I look at your intangibles, particularly goodwill, intangibles as a percentage of your total assets, it’s very high. It’s 39 percent, and when I look at McDermott, Fluor, Shaw, Foster Wheeler, KBR, and Jacobs, their average is 9 percent. Even the highly acquisitive Jacobs is only 21, and Fluor is 1 percent.

On the surface, that looks like you overpaid for acquisitions, either in the past distantly or more recently for Lummus. When I look at your asset turns, it is close to two times, and the industry average is about one and a half to two. So, if you write off assets, that ratio would go up, and it implies that you would be writing off what remains of book if you revisit that goodwill.

So are there any covenant issues if you take a hit to book value in 2010 when you retest your substantial amount of intangibles?

RON BALLSCHMIEDE:	Well, actually, we retest our intangibles every year. So we won’t have to wait until 2010 for a retest. We test them at the end of year, every year, and I think the one factor that probably is unique to us is none of our competitors run at the contract capital, the negative contract capital that we run at. It is just part of our business

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

model, and that by itself is driving some of the factors that you calculate. Certainly, any — I think the Lummus detail that is out there that you saw when we bought it, and what we paid for it at the time was — and that model and business has done better than we modeled. So that is one of the reasons why that goodwill has been supported as also the intangibles. Eighty-five percent of the value of that whole transaction sitting here at the table in Dan’s business, and that business continues to be strong.

BARRY BANNISTER:	But you leased a substantial portion of your fabrication facilities, and that would tend to skew the sales to assets, wouldn’t it?

RON BALLSCHMIEDE:	We don’t lease any fabrication facilities. We own them all.

BARRY BANNISTER:	Okay. All right. Thanks a lot, guys.

PHIL ASHERMAN:	All right. Thanks, Barry.

OPERATOR:	Your next question comes from the line of Martin Malloy with Johnson Rice.

PHIL ASHERMAN:	Hello, Marty.

ANALYST MALLOY:	All my questions have been answered. Thank you.

PHIL ASHERMAN:	Thank you, Marty.

OPERATOR:	Your next question comes from the line of Scott Levine with JPMorgan.

RODNEY CLAYTON:	Hi. It is actually Rodney Clayton. How are you, guys?

PHIL ASHERMAN:	Hello, Rodney.

RODNEY CLAYTON:	A couple questions, if I may. First of all, you talked in the past a little bit about your opportunity in nuclear with containment vessels and the like. Recently, some contractors have announced some new EPCs for reactors here in the

CB&I
Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

United States. How has your outlook for that opportunity changed since the last time you brought it up, a few months ago?

PHIL ASHERMAN:	We have been pretty consistent on what we see as our role in that nuclear business relative to, I think, our historic position in nuclear, and we haven’t seen any, necessarily, change in that. The pace of that is certainly still a bit of an unknown in terms of how the construction and the planning is going to go forward relative to are there any anticipated changes in the regulatory environment and so forth, but, certainly, from a technology provider, our relationships with Westinghouse and other technology providers is very strong. We expect to be a strong participant in providing containment vessels, as well as other aspects of the projects.

We don’t see our role as being engineering producers but, certainly, more on the blue-collar, steel plate structures work, we are going to be a strong provider in that, and that hasn’t changed.

RODNEY CLAYTON:	Okay. So no additional clarity on the timing in terms of when some of this might bear fruit?

PHIL ASHERMAN:	None — no, we don’t have any additional insight on timing than you see elsewhere, and we are just watching that very closely, but we had a pretty good pace of awards for containment vessels last year. We expect before the end of the year, there will be additional awards, but, again, that hasn’t really indicated the ultimate change in the timing for the engineering and construction of the actual reactors.

RODNEY CLAYTON:	Okay, that’s helpful. And then, additionally, you mentioned — you indicated that you might be feeling a little bit better about some of your, I guess, quote/unquote, “suspect” projects in terms of the time frame there. What is it that has made you feel more comfortable with that? Is it that commodity pricing seems to have stabilized? Is it based on your conversations with the customers? Is it just feeling better about the environment in general? I mean, can you give us any color on that?

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Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Yeah. Well, it’s not intuitive. I mean, certainly, there’s an spect to that, but we have seen more activity in terms of inquiries, in terms of the pace of the developments, certainly the conversations and the development with the clients, the pace of that.

What we saw as major opportunities out there have not been taken off the table. Again, what has always been the caution there is not the fundamentals of the project but certainly just the absolute timing and how that was going to influence 2009 specifically and then obviously in the first half of 2010. You know, what Ron talked about, that was extremely back-end loaded. I would rather see it on a bell curve, but our business has never been a curve like that in terms of new awards.

So, as I told Jamie earlier — and she well knows and I think you do, too — when you look at our history, it’s always been a strong underpinning of a broad mix of types of projects supported by one or two, perhaps, very large projects. Where we saw the difference this year was, again, just the absolute lack of predictability and probability of the timing of those new awards, given the shake-up in the global economy.

But as we progress through the year, again, those projects are very viable. I think there’s still some caution around just the timing of when it goes to contract, but we are probably growing more encouraged as the year progresses.

RODNEY CLAYTON:	That’s helpful. Thanks a lot.

PHIL ASHERMAN:	Alright.

OPERATOR:	Thank you.

There are no further questions at this time. Do you have any closing remarks?

PHIL ASHERMAN:	Yes, I do.

To conclude our call today, I will summarize by, again, expressing our confidence

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Moderator: Philip Asherman
April 28, 2009/5:00 PM ET

in the current backlog, which exceeded expectations for the quarter and with every unit reporting a solid performance in terms of margin.

Our confidence in the end markets is growing, but we still are cautious regarding the timing of specific major new awards.

I also want to emphasize that we have not experienced any cancellations in our backlog and will continue with our rigorous process of determining at what point a new large project is taken into backlog at full value.

Our long experience working in every region of the world is serving us well, as development for new projects accelerates, including energy process and tank farms in the Middle East or technology licensing and basic design in China, India, and Russia, and LNG, regas, liquefaction, and peak shaving on virtually every continent.

CB&I is well positioned to capitalize on these opportunities. When we look at our current business combined with our growing offshore capability and pipeline design or potential involvement in the future commercialization of new alternative energy sources in nuclear, coal technologies, or biofuels, we are confident that we will continue to shape and grow this company to increase shareholder value, expand opportunities for our employees, and maintain our solid reputation with the clients we serve.

That concludes our call today. Thank you for your time and your interest in CB&I.

OPERATOR:	Thank you. This concludes today’s conference call. You may now disconnect.
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